SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into as of the 11th day of December, 2013, by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Sublandlord”), and BATTLE RESOURCES MANAGEMENT, INC., a Maryland corporation (“Subtenant”).

W I T N E S S E T H:

WHEREAS, by that certain Office Lease Agreement dated as of the 27th day of April, 2007, as amended by Amendment No. 1 to Lease dated as of August 25, 2008, Amendment No. 2 to Lease dated as of February 17, 2009, and Amendment No. 3 to Lease dated as of April 8, 2010 (collectively and together with any other amendments thereto, the “Prime Lease”), Wisconsin Place Office LLC (“Landlord”) leases to Sublandlord certain premises (the “Master Premises”) in the building known as Wisconsin Place and located at 5404 Wisconsin Avenue, Chevy Chase, Maryland (the “Building”); and

WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, a portion of the Master Premises consisting of approximately 6,377 square feet of rentable area of the third (3rd) floor of the Building, as depicted on Exhibit A hereto (hereinafter referred to as the “Subleased Premises”), all upon the terms and subject to the conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.Demise; Use. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Subleased Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for general office use and for no other purpose.
2.Term; Sublease Year; Termination Option.
(a) The term of this Sublease shall commence the earlier of (i) seven (7) days following the date Sublandlord tenders beneficial occupancy of the Subleased Premises to Subtenant with the Subleasehold Improvements (defined below) substantially complete, or (ii) the date Subtenant occupies the Subleased Premises for purposes of commencing business operations (the “Commencement Date”), and unless sooner terminated pursuant to the provisions hereof, shall terminate on the last day of the sixty-second (62nd) full calendar month thereafter or any earlier date as of which the Prime Lease may be terminated (the “Expiration Date”). Notwithstanding the foregoing, if Sublandlord has not tendered beneficial occupancy of the Subleased Premises to Subtenant with the Subleasehold Improvements substantially complete on or before June 1, 2014, then until such time as Sublandlord tenders beneficial occupancy of the Subleased Premises to Subtenant with the Subleasehold Improvements substantially complete, either Sublandlord or Subtenant shall have the option to terminate this Sublease by delivering written notice of such election. Following delivery of such notice, all prepaid sums by the Subtenant (including prepaid rent and security deposit) shall be returned to Subtenant, this Sublease shall immediately terminate and the parties shall have no further obligations hereunder.
(b) A “Sublease Year” shall be (i) the period beginning on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month following the Commencement Date, and (ii) each twelve (12) calendar month period thereafter through the Expiration Date.
3.Base Rent.
(a) Subtenant shall pay to Sublandlord base rental (“Base Rent”) for the Subleased Premises as follows:

Sublease Year	Annual Base Rent per Rentable Square Foot
1	$43.50
2	$44.81
3	$46.15
4	$47.53
5	$48.96
6	$50.43

Base Rent shall be due and payable in equal monthly installments. Each such installment shall be due and payable in advance on the first day of each calendar month of the term hereof. If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Base Rent for such month shall be prorated; prorated Base Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences. Concurrently with its execution of this Sublease, Subtenant shall pay to Sublandlord the installment of Base Rent due for the first full calendar month within the term of this Sublease following the abatement periods described in Section 3(c) below that falls within the first (1st) Sublease Year (i.e., $23,116.63), which amount shall be applied to the installment of Base Rent due for the first full calendar month within the term of this Sublease following the abatement periods described in Section 3(c).

(b) All Base Rent and additional rent shall be paid without any notice, setoff or deduction whatsoever, and shall be paid to Sublandlord at its address set forth in Section 15 below or at such other place as Sublandlord may designate by notice to Subtenant.

(c) Notwithstanding anything to the contrary set forth above, so long as Subtenant is not in default hereunder beyond any applicable notice and cure period, Base Rent payable by Subtenant to Sublandlord as provided above shall be abated with respect to (i) the first four (4) full calendar months following the Commencement Date, and (ii) one-half (1/2) of the fifth (5th) full calendar month following the Commencement Date (i.e., the installment of Base Rent payable for that month shall be $11,558.31).

(d) Sublandlord and Subtenant stipulate that the rentable square footage of the Subleased Premises shall be 6,377 for all purposes of this Sublease and, notwithstanding any provision of the Prime Lease to the contrary, shall not be subject to remeasurement.

4.Additional Rent; Payments; Interest.

(a) In addition to the Base Rent described above, commencing on March 1, 2014, Subtenant shall pay to Sublandlord additional rent with respect to the Subleased Premises on account of Operating Expenses and Real Estate Taxes in accordance with the provisions of the Prime Lease; provided, however, that Subtenant shall be liable only for increases in Operating Expenses and Real Estate Taxes above a calendar year 2013 base year. Subtenant’s share of the Operating Expenses and Real Estate Taxes shall be determined in accordance with Section 4.1(b) of the Prime Lease, except that the term “Premises” as used therein shall be deemed to refer to the Subleased Premises.

(b) Subtenant shall pay to Sublandlord all other amounts payable by Sublandlord under the Prime Lease to the extent the same are attributable to the Subleased Premises (as distinguished from the Master Premises generally) or attributable to Subtenant, its agents, employees, customers or invitees. By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating to the Subleased Premises at times in addition to those certain times specified in the Prime Lease, charges by Landlord for supplemental heating, ventilating and air conditioning equipment or the use thereof, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Subleased Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Section 4(b).

(c) Each amount due pursuant to Section 4(a) and 4(b) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the tenth (10th) day following the date on which Landlord or Sublandlord has given notice to Subtenant of the amount thereof, but in no event later than the date on which any such amount is due and payable under the Prime Lease.

(d) All amounts other than Base Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease. All past due installments of Base Rent and additional rent shall bear interest from the date due until paid at the rate per annum equal to three (3) percentage points in excess of any interest rate that is applicable to late payments pursuant to the Prime Lease, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged. All past due installments of Base Rent and additional rent shall be subject to the same late charges as are applicable to late payments under the Prime Lease.

(e) Subtenant shall pay directly to Landlord on or before the applicable due dates for all services requested by Subtenant that are billed by Landlord directly to Subtenant rather than through Sublandlord. All amounts charged by Landlord to consent to this Sublease and to approve the Subleasehold Improvements will be paid by Sublandlord without reimbursement by Subtenant.

5.	Condition of Subleased Premises and Construction of Improvements.

(a) Subtenant accepts the Subleased Premises in their current “as-is” condition; provided, however, that prior to the Commencement Date, Sublandlord, at its cost, will build-out the Subleased Premises in accordance with the space plan attached hereto as Exhibit B and the scope of work attached hereto as Exhibit B-1 (the “Subleasehold Improvements”).

(b) Subtenant’s taking possession of the Subleased Premises shall be conclusive evidence as against Subtenant that the Subleased Premises were in good order and satisfactory condition when Subtenant took possession. Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Subleased Premises in at least as good condition as at the commencement of the term hereof, ordinary wear and tear and (subject to the terms of this Sublease) damage by casualty and condemnation excepted. Notwithstanding the foregoing, Landlord shall remain obligated to complete any Punch List Work. “Punch List Work” shall mean minor adjustments or repairs to the Subleasehold Improvements and/or items of incomplete Subleasehold Improvements that do not prevent the Subtenant from occupying the Subleased Premises for the normal conduct of its business.

(c)    Upon substantial completion of the Subleasehold Improvements, Sublandlord or its representative shall prepare a detailed list of Punch List Work to be corrected; and Sublandlord shall deliver a copy of the detailed punch list to Subtenant at its address for notices in this Sublease. Sublandlord and Subtenant shall schedule a Punch List Work walk through at which Sublandlord or its representative and Subtenant or its representative shall be present to discuss the list of Punch List Work. All Punch List Work shall be completed promptly following the Punch List Work walk through.

6.The Prime Lease.

(a) This Sublease and all rights of Subtenant hereunder and with respect to the Subleased Premises are subject and subordinate to the terms, conditions and provisions of the Prime Lease. Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Subleased Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease except:

(i) for the payment of rent in amounts other than as set forth in this Sublease;

(ii) that Subtenant shall not have any obligation or right to construct or install leasehold improvements except as may be expressly provided herein; and

(iii) that the following provisions of the Prime Lease do not apply to this Sublease: any provisions in the Prime Lease allowing or purporting to allow Sublandlord any rent concessions or abatements or construction allowances and any provisions of the Prime Lease granting Sublandlord any expansion options, renewal options, termination options, or rights of first offer or first refusal.

(b) Without limitation of the foregoing:

(i) Subtenant shall not make any changes, alterations or additions in or to the Subleased Premises except as otherwise expressly provided herein;

(ii) If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord. Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent;

(iii) All rights given to Landlord and its agents and representatives by the Prime Lease to enter the Master Premises shall inure to the benefit of Sublandlord and its agents and representatives with respect to the Subleased Premises;

(iv) Sublandlord shall also have all other rights, privileges, options, reservations and remedies granted or allowed to or held by Landlord under the Prime Lease;

(v) Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease. All policies of liability insurance shall name as additional insureds Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them. All policies of insurance maintained by Subtenant in connection with this Sublease or the Subleased Premises be written as primary policy coverage and not contributing to or in excess of any coverage which Landlord and/or Sublandlord may carry. Simultaneously with the execution of this Sublease and thereafter not later than thirty (30) days before any scheduled date of expiration of such insurance, Subtenant shall furnish Sublandlord with certificates of insurance evidencing that Subtenant is carrying the insurance required to be carried by Subtenant hereunder; and

(vi) Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated.

(c) Notwithstanding anything contained herein or in the Prime Lease that may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i) Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Subleased Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Subleased Premises or any part thereof, without the prior written consent of Landlord and Sublandlord (which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed);

(ii) Neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Subleased Premises, the Master Premises or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Subleased Premises on account of such event;

(iii) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building, the Master Premises or the Subleased Premises;

(iv) Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space; and

(v) Subject to Section 6(a) above, as between Sublandlord and Subtenant, in the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.

(d) It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to promptly request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord, at no expense to Sublandlord. Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease.

(e) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.

7.Default by Subtenant.

(a) Upon the happening of any of the following:

(i) Subtenant fails to pay any Base Rent within five (5) days after the date such payment is due;

(ii) Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for five (5) days after notice thereof from Sublandlord to Subtenant;

(iii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for fifteen (15) days after notice thereof from Sublandlord to Subtenant; or

(iv) any other event occurs which involves Subtenant or the Subleased Premises and which would constitute a default under the Prime Lease if it involved Sublandlord or the Master Premises;

Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.

(b) In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and attorneys’ fees incurred by Sublandlord in connection therewith, together with interest on all of the foregoing at the rate specified in Section 4(d) above as applicable to late payments of rent, shall be due as additional rent hereunder.

8.Nonwaiver. Failure of Sublandlord to declare any default or delay in taking any action in connection therewith shall not waive such default. No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.
9.Cumulative Rights and Remedies. All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.
10.Indemnity. Subtenant agrees to indemnify, defend and hold harmless Landlord, Sublandlord and the managing agent of the Building and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including attorneys’ fees and litigation expenses, arising from Subtenant’s occupancy of the Subleased Premises, Subtenant’s construction of any leasehold improvements in the Subleased Premises, any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed or performed by it under this Sublease or pursuant to the terms of this Sublease, or any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Subleased Premises. Sublandlord agrees to indemnify, defend and hold harmless Subtenant and its officers, directors, partners, agents and employees from and against any and all claims, demands, costs and expenses of every kind and nature, including reasonable attorneys’ fees and litigation expenses, arising from any breach or default on the part of Sublandlord in the performance of any agreement or covenant of Sublandlord to be performed or performed by it under this Sublease or pursuant to the terms of this Sublease. In case any such proceeding is brought against any of said indemnified parties, the indemnifying party covenants, if requested by an indemnified party, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to the indemnified party.
11.Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waives any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees, for any loss or damage that may occur to the Subleased Premises or the Master Premises, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against (or required by the Prime Lease or this Sublease to be insured against) under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law.
12.Brokerage Commissions. Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease, excepting only Larsen Commercial Real Estate Services, Inc. and Donohoe Real Estate Advisors (whose commissions shall be paid by Sublandlord pursuant to the terms of separate written agreements), and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.
13.Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns.
14.Entire Agreement. This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Subleased Premises. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.
15.Notices. Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Subleased Premises shall be in writing and shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Sublandlord:

CapitalSource Finance LLC
5404 Wisconsin Avenue, Second Floor
Chevy Chase, MD 20815
Attn: General Counsel

If to Subtenant prior to the Commencement Date:

Battle Resources Management, LLC
10 G Street, NE
Washington, DC 20002
Attn: Eric Crowe, Chief Financial Officer

If to Subtenant after the Commencement Date:

At the Subleased Premises
Attn: Eric Crowe, Chief Financial Officer

Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery. Either party may change its address for receipt of notices by giving notice to the other party.

16.Authority, etc. Each party represents and warrants to the other that this Sublease has been duly authorized, executed and delivered by and on behalf of such party and constitutes its valid, enforceable and binding agreement.
17.Security Deposit.

(a) Concurrently with its execution of this Sublease, Subtenant shall deposit with Sublandlord Twenty-Three Thousand One Hundred Sixteen Thousand and 63/100 Dollars ($23,116.63) as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. If Subtenant defaults with respect to any provision of this Sublease, including, but not limited to, the provisions relating to the payment of rent, Sublandlord may use, apply or retain all or any part of said security deposit for the payment of any rent and any other sum in default, or for the payment of any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s default. If any portion of said security deposit is so used or applied, Subtenant shall, within five (5) days after written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the security deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Except to the extent required by law, Sublandlord shall not be required to keep said security deposit separate from its general funds, and Subtenant shall not be entitled to interest on any security deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, said security deposit or any balance thereof shall be returned to Subtenant (or, at Sublandlord’s option, to the last assignee of Subtenant’s interest hereunder) within thirty (30) days after the expiration of the term and Subtenant’s vacation of the Subleased Premises. Nothing herein shall be construed to limit the amount of damages recoverable by Sublandlord or any other remedy to the security deposit.

(b) At Subtenant’s election, the security deposit may take the form either of cash or of an unconditional, irrevocable letter of credit (the “Letter of Credit”) from a U.S. banking institution reasonably acceptable to Sublandlord, insured by a federal insurance agency (“Issuer”). The Letter of Credit shall (i) meet the requirements of the “Uniform Customs and Practice for Documentary Credits,” ICC No. 500 (1993 Edition), (ii) name Sublandlord as beneficiary, (iii) be in the amount of the security deposit required hereunder, (iv) be payable in full or partial draws against Sublandlord’s sight draft, (v) include an “evergreen” provision which provides that the Letter of Credit shall be renewed automatically on an annual basis unless the Issuer delivers thirty (30) days prior written notice of cancellation to Sublandlord, (vi) have an initial expiration date no earlier than one year from the date of issue, and (vii) otherwise be in form and substance satisfactory to Sublandlord. In the event the Letter of Credit is ever not renewed when required hereunder, Sublandlord shall have the right to draw upon the Letter of Credit and hold the proceeds thereof as a cash security deposit.

18.Parking. During the term of this Sublease, Subtenant shall have the right to purchase two (2) monthly parking permits in the Building’s parking garage for each 1,000 square feet of rentable area in the Subleased Premises, upon the terms and conditions set forth in Article XXIV of the Prime Lease. Sublandlord shall, at no additional cost, expense or liability to Sublandlord, use commercially reasonable efforts to assist Subtenant in procuring parking vouchers at prevailing rates for the use of the Building’s parking garage by Subtenant’s invitees. Subtenant shall coordinate payment, parking permits, and parking vouchers directly with Landlord or the operator of the Building’s parking garage.
19.Furniture; Telephone and Data.
(a) Throughout the term of this Sublease, Subtenant shall be permitted to use the furniture located in the Subleased Premises on the date of this Sublease (the “Furniture”), which furniture is described on Exhibit C hereto, at no additional charge or fee to Subtenant. The Furniture is provided in its “as-is” condition upon delivery of the Subleased Premises. Subtenant shall maintain the Furniture in good condition and repair, ordinary wear and tear excepted, and shall leave the Furniture in the Subleased Premises upon the expiration or earlier termination of this Sublease. Sublandlord shall have no liability for moving the Furniture or any of Subtenant’s own personal property.
(b) Sublandlord may remove any and all telephone and data equipment that is located in the Subleased Premises as of the Effective Date. The data and phone cabling located in the Subleased Premises is provided in its “as-is” condition upon delivery of the Subleased Premises.
20.Signs. Subject to Landlord’s approval, Subtenant, at its sole expense, (i) may install one (1) Building-standard suite entry sign at the main entrance to the Subleased Premises, and (ii) shall be entitled to one (1) listing on the Building directory in the main lobby of the Building.
21.Modifications. Sublandlord shall not amend the Prime Lease with respect to any provision that would affect Subtenant’s rights or obligations hereunder without the Subtenant’s prior written consent.
22.No Breach of Prime Lease. Sublandlord shall not do or permit to be done any act which may constitute a breach or violation of any term, covenant or condition of the Prime Lease and which is not cured within any cure period granted under the Prime Lease.
23.Consent of Landlord. The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon Landlord consenting hereto by executing and delivering a counterpart of this Sublease or a separate instrument signifying its consent. If Landlord’s consent is not obtained within thirty (30) days after the date hereof, this Sublease shall be null and void, all amounts prepaid by Subtenant to Sublandlord under this Sublease (including, without limitation, any security seposit and prepaid Base Rent) shall be promptly returned to Subtenant, and thereafter neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Subleased Premises.
24.Examination. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Subleased Premises or in any manner bind Sublandlord, and no lease, sublease or obligation of Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 23 above.
25.Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Prime Lease.
[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

ATTEST/WITNESS:	Sublandlord: CAPITALSOURCE FINANCE LLC
By: ______________________________	By: ____/s/ John Bogler__________________ Its: ________CFO_______________________
Subtenant: BATTLE RESOURCES MANAGEMENT, INC.
By: _____________________________	By: ____/s/ Michael Battle________________ Its: __________CEO_____________________

EXHIBIT A

Subleased Premises

{attached}

EXHIBIT B

Space Plan for Subleasehold Improvements

{see attached}

EXHIBIT B-1

Scope of Work for Subleasehold Improvements

{to be attached}

MEMORANDUM

FROM:    Anne Regan
DBI Architects, Inc.
DATE:    November 5, 2013
RE:    BRMI
3rd Floor 5404 Wisconsin Ave. Chevy Chase, MD
SUBJECT: Scope of Work – Pricing Memo
Please find below the scope of work pricing memo that references the space plan completed on 09.09.13 for the above referenced tenant.

1.	Existing lighting, ceiling grid and tile and GWB ceiling to be reused throughout space, unless otherwise noted. G.C. to patch and repair at locations of demolition.

2.
Reuse existing glass double doors at elevator lobby with stainless steel pulls for new tenant suite entry. Existing doors should be on site as part of previous tenant demo. G.C. to provide and install butt glaze glass panels to left and right of reused doors. Panels to have three sided 2”aluminum frame with metal trim at base. If doors are no longer existing, G.C. to match door and sidelight of already existing tenant on the floor. Provide in-wall blocking for tenant logo on wall directly adjacent to Danac suite entry doors.

3.
At Reception G.C. to provide and install the following: existing acoustical ceiling tile to remain (patch and repair as necessary) with square downlights to match existing and linear diffusers. New Stone Source Q-stone color: natural gray porcelain 12”x24” tile floor to be installed throughout Reception. G.C. to provide and install in-wall blocking in the plan east wall of reception for tenant provided tv monitor, provide conduit for AV, power and cable.

4.
At Conference G.C. to provide and install the following: new 3'-0"x8'-0" glass door and butt glaz glass wall system at front of the conference room. New carpet to be installed, hold allowance for $38/square foot carpet. Existing ceiling tile , grid and lighting to be reused and reconfigured to the room layout,

October 8, 2013 Page 2

G.C. to patch and repair as necessary. All lighting to match existing in space. G.C. to provide core drill and wiremold RC7 poke thru for tenant powered table (inclusive of electrical wiring and data ring and string). G.C. to provide and install projection screen by plan south wall.

5.	Existing offices to have lighting, finishes and electrical to remain.

6.
At existing offices that are being made larger. Additional glass to be installed to match existing glass partitions. Doors to be reused where possible and finishes to be patched and repaired to match existing.

7.
At Relocated offices quantity of two (2), existing furniture offices from previous Capital Source space to be reused for BRMI tenant. Power, furniture and etc to be relocated. Existing ceiling tile, grid and lighting to be reconfigured for new layout.

8.
At existing Copy/Pantry all equipment, finishes and millwork to remain. G.C. to provide and install new stainless steel dishwasher, existing millwork to be modified to fit new equipment. Existing flooring in Copy/Pantry to be removed. G.C. to provide and install Amtico vinyl tile floor throughout area.

9.
At new team room G.C. to provide and install Wink writeable wall paint at plan east wall. Existing carpet, ceiling tile, grid and lighting to remain. Lighting to be reconfigured to room layout. G.C. to provide in-wall blocking for tenant provided TV, exact location to be determined by client. G.C. to provide core drill and wiremold RC7 poke thru for tenant powered table (inclusive of electrical wiring and data ring and string), location to be determined.

10.	At Collaboration area, G.C. to provide and install in-wall blocking in the plan east wall of reception for tenant provided tv monitor, provide conduit for AV, power and cable

11.
At new Lan Room provide and install the following: VCT flooring, acoustical ceiling tile with 1’x4’ light fixture (to match existing), slab to slab partitions with sound attenuation, exhaust fan for tenant provided rack and louver within new door with storeroom function hardware and closer.

October 8, 2013 Page 3

12.	The building is fully sprinklered. Modify sprinkler head locations as required.
Strobes to be relocated and new provided as required to meet County requirements.

13.	Configure the existing base building HVAC as necessary to accommodate the new plan and new demising walls.

14.	Existing power to be reused. Existing tele/data will need to be terminated back to panel in existing Lan Room. New tele/data to be pulled by tenant Vendor .

15.
New demising partitions to be slab to slab sound insulated, all other new walls to be slab to ceiling. Existing partitions at demising partition locations to be built up to slab and filled with insulation.

16.	G.C. to provide and install one (1) new 3’-0”x8’-0” single stain grade suite entry doors to match base building door stain.

17.	G.C. patch and match existing finishes as necessary for construction or public corridor demising partitions.

18.	Paint accent walls.

EXHIBIT C

Furniture

1)  (8) complete office set ups. Desk and bookcase (see pictures)
2)  (1) conference room table , approx 4' x 8 '
3)  (1) 6- drawer lateral file cabinet
4)  (7) Cubicle/workstations, approx 7' x 9'
5)  (2) Glass cubicle offices with furniture / work surfaces
6)  (24) Padded chairs (see picture)
7)  (18) Mesh chairs (see picture)
8)  (7) 3 - drawer lateral file cabinets

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